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                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO 1660 DATED 7 DECEMBER 2006
                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF $138,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
          CURRENTLY TOTALING A$138,000,000.00 (A$0 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

In the case of non US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 (the "Non US prospectus supplement") and the accompanying prospectus dated December 17, 2004 (together, the "Non US Prospectus") (the "Terms and Conditions"). In the case of US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated August 3, 2006 (the "US prospectus supplement") and the accompanying prospectus dated July 31, 2006 (together, the "US Prospectus"). In the case of non US investors, this document constitutes the final terms of the bonds described herein for the purposes of
Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the Non US prospectus supplement, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"), save in respect of the Terms and Conditions which are incorporated by reference herein. In the case of US investors, this document constitutes the final terms of the bonds described herein and must be read in conjunction with the US Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document and the Non US Prospectus or US Prospectus (as applicable). The Non US Prospectus and US Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.       Issuer:                                          Queensland Treasury Corporation
    (i)
    (ii)  Guarantor:                                      The Treasurer on behalf of the Government of Queensland

2.       Benchmark line:                                  2017
                                                          (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 September, 2017 , ISIN US748305BG31)

3.       Specific Currency or Currencies:                 AUD ("A$")

4.  (i)  Issue price:                                     103.068%
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    (ii) Dealers' fees and                                No fee or commission is payable in respect of the issue of the bond(s)
         commissions paid by Issuer:                      described in this Pricing Supplement. Instead, QTC  pays fees and commissions in accordance with the procedure described in the QTC
                                                          Offshore and Onshore Fixed Interest Distribution Group Operational
                                                          Guidelines.

5.       Specified Denominations:                         A$1,000

6.  (i)  Issue Date:                                      12 December 2006

    (ii) Record Date (date on and from                    6 March/6 September. Security will be ex-interest on and  from 7 March/7
         which security is Ex-interest):                  September

   (iii) Interest Payment Dates:                          14 March/14 September

7.       Maturity Date:                                   14 September 2017

8.       Interest Basis:                                  6 per cent Fixed Rate

9.       Redemption/Payment                               Redemption at par
         Basis:

10.      Change of Interest Basis or                      Not Applicable
         Redemption/Payment Basis:

11. (i)  Status of the Bonds:                             Senior and rank pari passu with other senior, unsecured debt obligations of QTC

    (ii) Status of the Guarantee:                         Senior and ranks pari passu with all its other unsecured obligations

12. Method of distribution:                               Non-syndicated

                                          PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

    (i)  Rate(s) of Interest:                             6 percent per annum payable semi-annually in arrears

    (ii) Interest Payment Date(s):                        14 March and 14 September in each year up to and including the Maturity
                                                          Date

    (iii Fixed Coupon Amount(s):                          A$30 per A$1,000 in nominal amount

    (iv) Determination Date(s):                           Not Applicable

    (v)  Other terms relating to                          None
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         the method of calculating interest
         for Fixed Rate Bonds:

                                                  PROVISIONS RELATING TO REDEMPTION

14.      Final Redemption Amount:                         A$1,000 per bond of A$1,000 Specified Denomination

15.      Early Redemption Amount(s) payable on            Not Applicable
         redemption for taxation reasons or on event of default and/or the method of calculating the same:

                                             GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.      Form of Bonds:                                   Permanent Global Note not exchangeable for Definitive Bonds

17.      Additional Financial Centre(s) or other          Not Applicable
         special provisions relating to Payment Dates:

18.      Talons for future Coupons or Receipts to be      No
         attached to Definitive Bonds (and dates on which such Talons mature):

19.      Other terms or special conditions:               Not Applicable

                                                            DISTRIBUTION

20. (i)  If syndicated, names and addresses of            Not Applicable
         Managers and underwriting commitments:

    (ii) Date of Dealer Agreement:                        7 December 2006 (the "Trade Date")

    (iii Stabilizing Manager(s) (if any):                 Not Applicable

21.      If non-syndicated, name and address of           Commonwealth Bank of Australia
         relevant Dealer:                                 Level 4
                                                          Cnr Pitt Street & Martin Place
                                                          SYDNEY  NSW  2000

22.      Whether TEFRA D or                               TEFRA Not Applicable
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         TEFRA C rules applicable or TEFRA rules not
         applicable:

23.      Additional selling restrictions:                 Not Applicable
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LISTING APPLICATION

      This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:
    ------------------------------
           Duly authorized

                           PART B - OTHER INFORMATION

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1.       LISTING
    (i)  Listing:                                         Bourse de Luxembourg.

    (ii) Admission to trading:                            Application has been made for the bonds to be
                                                          admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.
2.       RATINGS
         Ratings:                                         The bonds to be issued have been rated:

                                                          S&P:              AAA
                                                          Moody's:          Aaa

                                                          An obligation rated 'AAA' by S&P has the highest credit rating assigned by
                                                          Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                                          Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                                          A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

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3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)   Reasons for the Offer:                              See "Use of Proceeds" section in the Non US
                                                          prospectus supplement or US prospectus supplement (as applicable).

(ii)  Estimated net proceeds:                             Not Applicable.

(iii) Estimated total expenses:                           Not Applicable.

5.       YIELD
         Indication of yield:                             5.7975

                                                          Calculated as 7 basis points less than the yield on the equivalent A$
                                                          Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                                          The yield is calculated on the Trade Date on the basis of the Issue Price.
                                                          It is not an indication of future yield.

6.    OPERATIONAL INFORMATION
(i)   ISIN Code:                                          US748305BG31

(ii)  Common Code:                                        027594204

(iii) CUSIP Code:                                         748305BG3

(iv)  Any clearing system(s) other than Depositary        Not Applicable
Trust Company, Euroclear Bank S.A./N.V. and
Clearstream Banking, societe anonyme and the relevant identification number(s):

(v)   Delivery:                                           Delivery free of payment

(vi)  Names and addresses of additional Paying            Not Applicable
      Agent(s) (if any):
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